Exhibit 10.1

CONFIDENTIAL

12 October 2022

Mr. Gene Dolgoff & Mr. Joseph Moscato

Chief Executive Officer & Chief Business Officer

Holobeam Technologies, Inc.

Westbury, New York. USA, 11590

SUBJECT: BINDING MEMORANDUM OF UNDERSTANDING

Dear Mr. Dolgoff & Mr. Moscato:

Both Statera Biopharma, Inc. (“STAB”) and Holobeam Technologies, Inc. (“HOLO”) are interested in entering into a definitive agreement (the “Agreement”) and plan to utilize the HOLO technology to create a public company that is focused on the imaging, diagnosis and treatment of inflammation, immune dysfunction, cardiovascular disease and cancer.

In order to expedite the development and execution of the Agreement, we propose that on signing of this Memorandum of Understanding (“MOU”), we enter into an exclusive period of negotiation for sixty (60) days to complete the Agreement. Accordingly, on behalf of STAB, I am pleased to provide you with this binding MOU.

1.

Transaction. HOLO will license, with mutually agreed to terms, to STAB or a designated subsidiary rights to develop, use and commercialize HOLO’s imaging and treatment technology. STAB will have a right of first refusal to exclusively license the technology. In consideration for the license to the technology STAB agrees to acquire an interest in HOLO for a to-be determined amount of cash and preferred stock.

2.

Terms. In consideration for the license to the technology STAB will be acquiring a 25% interest in HOLO for a to-be determined amount of cash and preferred stock with the option to acquire more at pre- agreed to milestones.

Additionally, the parties agree to the following:

2.1    The parties agree that STAB will acquire the 25% position of HOLO for a to be determined amount of cash and preferred stock (to be adjusted, if necessary, based upon negotiation of valuation).

2.2    The parties agree, based upon mutually agreed upon milestones, STAB will acquire additional interest in HOLO.

2.3    The parties agree that with the acquisition of the HOLO shares by STAB (or Subsidiary of STAB), STAB will seek to complete a concurrent financing of at least $10MM (or an amount as mutually agreed by the parties).

STATERA BIOPHARMA, INC.

4333 Corbett Drive, Suite 1082, Fort Collins CO 80525

CONFIDENTIAL	Page 2 of 6	October 12, 2022

2.4	STAB agrees to add two directors chosen by HOLO to the STAB Board of Directors.

2.5    HOLO will continue to work towards their product development and approvals and STAB will work on the development and approvals of their assets.

3.

Type of Equity. Upon agreement of both parties, STAB may acquire an interest in HOLO using preferred stock of STAB. The preferred stock can be converted to common stock at a to be negotiated ratio and will have a share value as established by the STAB Board and agreed to by HOLO.

4.    Acquisition Agreement and Voting Agreement. STAB will draft the Equity Purchase Agreement (the “Agreement”) among STAB and HOLO, and the parties will continue to negotiate, in good faith, the terms thereof. In addition, counsel to HOLO will draft a voting agreement (the “Voting Agreement”), pursuant to which each of the officers, directors, and 5% or greater holders of HOLO Common Stock and/or HOLO voting securities will (i) irrevocably agree to (A) vote for the approval of the Acquisition Agreement, and (B) vote against any alternative transaction, and (ii) grant HOLO, as applicable, an irrevocable proxy to vote such stockholder’s shares in connection with the matters in clause (i) above.

5.    Due Diligence. STAB and HOLO will continue their respective investigation of the legal, business, environmental and financial condition of the other company. HOLO will continue to extend its full cooperation to STAB and its lawyers, accountants and other representatives in connection with such investigation. Each party’s lawyers, accountants and other representatives shall continue to have full access to the other party’s books and records, facilities, accountants, key employees, customers, and suppliers for the purpose of conducting such investigation.

6.	Conditions to Close. The obligation of the parties to consummate the transactions described in Section 1 above (collectively, the “Transactions”) shall be subject to and contingent upon:

A.    At least $10MM (or an amount as mutually agreed by the parties) on the balance sheet of STAB and/or HOLO at close of the Transactions which will be available for development of the HOLO’s technology and general working capital after the Transactions.

B.    The filing of a proxy statement/prospectus on Form S-1 and the declaration of effectiveness thereof by the US Securities and Exchange Commission by STAB.

C.    The approval of the Transactions by a majority of HOLO’s stockholders and STAB’s board of directors.

D.    Other customary closing conditions to be contained in the Acquisition Agreement, including the absence of any material adverse effects (as defined in the Acquisition Agreement) and customary fiduciary out clauses for the benefit of STAB consistent with the STAB Board’s fiduciary duties and for the benefit of HOLO consistent with the HOLO’s Board’s fiduciary duties.

E.	Approval of two new Board seats to be chosen by HOLO.

F.	Potential for reverse stock split of STAB common shares.

STATERA BIOPHARMA, INC.

4333 Corbett Drive, Suite 1082, Fort Collins CO 80525

CONFIDENTIAL	Page 3 of 6	October 12, 2022

G.    Choosing a price for the Transactions that is fair, from a financial point of view, to the shareholders of STAB, in form customary and satisfactory to the STAB Board.

H.    HOLO’s Board receiving a fairness opinion and valuation from an investment bank of its choosing that the Transactions are fair, from a financial point of view, to the shareholders of HOLO, in form customary and satisfactory to the HOLO Board.

7.    Conduct of Business. Pending execution of the Acquisition Agreement, HOLO and STAB shall continue to conduct its business in accordance with the ordinary course of business and shall continue to use commercially reasonable efforts to maintain its business and assets. Except as set forth herein, HOLO and STAB will not authorize or consummate any dividends or distributions of its assets to its shareholders (except those already provided for), consummate any consolidation, merger, or sale of its assets other than in the ordinary course of business, or purchase of all or substantially all of the assets of any entity, or make any material amendment to its certificate of incorporation or bylaws, or engage in any other extraordinary corporate transaction; provided that STAB and HOLO shall be permitted to issue securities for capital raising or other valid corporate purposes, and where any such securities are issued, the issuing party will provide the non-issuing party with the amount of capital raised, number of shares issued, and impact to the cap table of such issuance.

8.

Public Announcements. Subject to applicable law, neither party hereto shall make any additional public announcement relating to this transaction until the signing of the Acquisition Agreement, and any announcements made thereafter will be mutually agreed upon and jointly made by the parties.

9.    Filings and Applications. Each party shall (in the case of STAB, subject to applicable securities laws including Reg. FD) continue to cooperate fully with the other party in furnishing any necessary information required in connection with (i) the preparation, distribution and filing with the Securities and Exchange Commission (“SEC”), in each case, if necessary, of a proxy statement and/or registration statement, an information statement, and any other filing or document required by the SEC, and (ii) the preparation, distribution and filing of any filings, applications and notices which may be required by other federal, state and local governmental or regulatory agencies or stock exchanges in any jurisdiction, including the United States and Canada.

10.    Brokers. Except for bankers to be engaged by either of STAB or HOLO to provide a fairness opinion and/or “market check” and render other advice to either of STAB’s Board or HOLO’s Board in connection with the Acquisition , neither STAB, HOLO, nor any of their officers, directors, employees or stockholders has retained or used, and none of them will retain or use, the services of any broker, finder or investment banker which would result in the imposition of a fee or any other compensation of any kind to any third-parties in connection with the Acquisition.

11.

Responsibility and Costs. Each party will be responsible for their own costs and expenses associated with the transactions contemplated hereby, including, but not limited to, legal fees and costs, and the costs associated with obtaining shareholder, governmental and other third party approvals prior to closing of the Acquisition.

12.    Exclusivity. In consideration of STAB’s and HOLO’s undertaking the costs and expenses of continuing negotiations, STAB & HOLO agree that for a period of 60 days after the date hereof (“Exclusivity Period”), neither party may consider, seek or solicit, negotiate with, or engage anyone to seek, solicit, or negotiate on behalf of STAB or HOLO or their respective stockholders with, or provide or cause to be provided information to, any third party in connection with any proposal or offer with respect to the acquisition, consolidation, or other acquisition, directly or indirectly, of STAB/HOLO or any of their respective subsidiaries, or sale of all or substantially all of its assets; provided that either party may engage in a sale of its equity or debt securities for capital raising or other valid corporate purposes. In addition, without the prior written consent of the other party, but in the case of STAB subject to STAB’s obligations under applicable securities laws, STAB/HOLO will not disclose to any person any of the terms, conditions or other facts with respect to any possible Acquisition or other transaction between the parties, including the status thereof. STAB/HOLO shall make all of its directors, officers, employees, affiliates, brokers, agents, advisors and representatives aware of the terms of this paragraph 12 and shall cause them to comply herewith, and shall be liable for any action taken by them that would, if taken directly by STAB/HOLO, be a breach hereof. In the event that the Section 19 Negotiation Period is mutually extended pursuant to Section 18, the Exclusivity Period will also be extended for that same period of time such that the Negotiation Period and the Exclusivity Period co-terminate.

STATERA BIOPHARMA, INC.

4333 Corbett Drive, Suite 1082, Fort Collins CO 80525

CONFIDENTIAL	Page 4 of 6	October 12, 2022

13.

Governing Law/Jurisdiction. This Memorandum of Understanding shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to such State’s principles of conflicts of law. The parties consent to the jurisdiction of the courts of the United States and Delaware located in such state for the resolution of any dispute relating to this MOU.

14.    Confidentiality. STAB and HOLO have strict respect for the significant value of each other’s confidential information. STAB and HOLO are parties to a Confidential Nondisclosure Agreement dated 22 August 2022 (“CDA”). By the execution hereof, STAB and HOLO agree that the CDA is and remains in effect in accordance with the respective terms, and they reaffirm their respective rights and duties thereunder. If both parties enter into the Agreement, the Agreement will supersede the CDA.

15.    Third Parties. This Memorandum of Understanding is intended for the sole and exclusive benefit of the parties hereto and their respective successors, and no other person, firm, corporation or other entity shall have any third-party beneficiary or other rights hereunder.

16.	Approval and Authority. The individuals signing this MOU on behalf of the parties have all authority needed to execute this document on their behalf.

17.	Survival. In the event that the MOU is terminated, this Section 17 and Sections 12 “Exclusivity” and 14 “Confidentiality” hereof shall survive such termination.

18.

Termination & Breakup Fee. Upon written notice either party can terminate this binding MOU. To the extent that either party terminates the MOU, such party shall pay the other party a to be determined breakup fee.

19.    Next Steps. Negotiation Period will begin upon execution of this document. STAB will prepare a first draft of the Agreement. Following the signing of this MOU, the Agreement will be negotiated (the Negotiation Period) during the period beginning at the signing of the MOU and will end when the Agreement is fully signed, unless this MOU is earlier terminated by either party in writing. Once the Agreement is executed, the Agreement will govern the relationship between STAB and HOLO in respect of the subjects dealt with in the Agreement and this MOU shall be of no further force or effect. It is foreseen that the Negotiation Period will last for sixty (60) days, however it is noted that this period may be longer than sixty (60) days, depending on the efficiency of both parties in the activities to be conducted during the Negotiation Period. If the Parties have not executed the Agreement by the end of the Negotiation Period but progress is being made in the negotiations, the Parties mutually agree to extend the

STATERA BIOPHARMA, INC.

4333 Corbett Drive, Suite 1082, Fort Collins CO 80525

CONFIDENTIAL	Page 5 of 6	October 12, 2022

Negotiation Period by an additional 30 days if necessary. Both parties agree to negotiate the Agreement in good faith, as expeditiously as reasonable.

If the foregoing represents your understanding of the terms of our preliminary agreement, please sign this MOU on the below-designated line and return a copy to the undersigned no later than 11:59 p.m. (Eastern time) on 15 October 2022.

[Signature Page to Follow]

STATERA BIOPHARMA, INC.

4333 Corbett Drive, Suite 1082, Fort Collins CO 80525

CONFIDENTIAL	Page 6 of 6	October 12, 2022

STATERA BIOPHARMA, INC.

By:

  Name: Michael K. Handley

  Title: CEO & President

Accepted and Agreed as of the date first set forth above.

HOLOBEAM TECHNOLOGIES, INC.

By:

  Name: Gene Dolgoff

  Title: CEO

HOLOBEAM TECHNOLOGIES, INC.

By:

  Name: Joseph Moscato

  Title: CBO

STATERA BIOPHARMA, INC.

4333 Corbett Drive, Suite 1082, Fort Collins CO 80525